AMENDED AND RESTATED LICENSE AGREEMENT

THIS AGREEMENT made as of December 4, 2020 (the **"Effective Date"**).

BETWEEN:

1204581 BC LTD.
(hereinafter called the **"Licensor"**)

OF THE FIRST PART

- and

CANNMART LABS INC.
(hereinafter called the **"Licensee"**)

OF THE SECOND PART

WHEREAS

A. The Licensor is the sole and exclusive owner of the trademarks and word marks set forth in Schedule "A" hereto (as such schedule may be supplemented, modified, and amended from time to time) and the goodwill associated therewith (collectively, the **"Marks"**), which are used by the Licensor in conjunction with the sale of certain cannabis and marihuana products and related acccessories;

B. The Licensee desires to obtain from the Licensor an exclusive license to use, the Marks in association with the development, manufacture, production, branding, promotion, marketing, packaging, distribution and sale of certain cannabis and marihuana products and related accessories by, or on behalf of, the Licensor (the **"Business"**);

C. The Licensor is willing to grant such a license to the Licensee in accordance with and subject to the terms and conditions of this Agreement;

D. This Agreement replaces and supersedes the agreement signed between the Parties on March 12, 2020 for licensing the Marks;

NOW THEREFORE in consideration of the sum of $2.00 now paid by each party hereto to every other party hereto, and in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto) the parties covenant and agree each with the other as follows.

1. Grant - The Licensor hereby grants to the Licensee an exclusive (even as against the Licensor) right, license and privilege to use the Marks (including, the goodwill associated therewith), in Canada, in or in association with the Business, specifically for only the following types of products (such products from time to time used in connection with the Business, the **"Products"**) **:**

(a) Cannabis vaporizing pen cartridges and batteries;

(b) Cannabis capsules;

(c) Cannabis tincture bottles and tincture jars

(d) Cannabis syringes;

(e) Cannabis terpene extracts (terp sauce); and

(f) Cannabis concentrates in solid form such as shatter, wax, live resin, crystals (diamonds) produced with Butane Hash Oil (BHO) or Propane Hash Oil (PHO) processes (together "BHO/PHO **Concentrate Products**").

2. **Term** - This Agreement shall be effective as of the Effective Date and shall terminate upon the second anniversary of the Products in paragraph 1(f) above first availability in a Provincial or retail outlet (the **"Term"**).

(a) The Term shall automatically renew for an additional one-year term provided that the Product gross sales revenue is equal to or greater than $4 million CAD by the end of the initial Term (the **"Milestone"**).

(b) The Term may be extended by written mutual agreement on a periodic basis with confirmation of terms and conditions of this Agreement.

3. **Termination -** The Term may be terminated by

(a) written mutual agreement; or

(b) if sales of the Products do not exceed 20,000 units per quarter for any two consecutive quarters during the Term (each two quarter period a "**Sales Threshold Period**"), the Licensor may terminate this Agreement by providing 90 days written notice within 60 days of receipt from Licensor of unit sales totals for the applicable Sales Threshold Period ("**Termination Notice**"). Upon receipt of the Termination Notice, the Licensee shall continue to have the right to use the Marks to

(i) sell or dispose of Products in its inventory or fulfill any customer orders up to the end of the notice period, provided such customer orders shall not extend more than 180 days after termination; and

(ii) complete any ongoing production cycles of the Products and sell the corresponding Products, even if production and sales extend beyond the 90-day notice period, but in any event not more than 180 days after termination. The Licensor shall have the option to reimburse the Licensee for any prepaid expenses to third parties involved in an ongoing production cycle, in which case the Licensee shall terminate any ongoing production cycles of the Products.

(1) For clarity, a production cycle is ongoing if, at the time the Licensee receives the Termination Notice, it is a party to any third-party agreement for the supply of any parts used to produce the Products.

4. **Termination upon Default** - Notwithstanding the foregoing, either party (the **"Terminating Party"**) may, at its sole discretion, terminate this Agreement by written notice to the other party (the "Defaulting party") upon the occurrence of any one of the following events:

(a) the bankruptcy or insolvency of the Defaulting party or an assignment by the Defaulting party for the benefit of creditors or the appointment of a receiver for all or substantially all of the

property or assets of the Defaulting party, or upon or after the institution of the Defaulting party of any proceedings for the winding up of its business; or

(b) the failure by the Defaulting party to remedy or cure a material default or breach by it of any of the terms or provisions of this Agreement within thirty (30) days after the Defaulting party's receipt of written notice from the Terminating party of such default or breach.

In addition to and without prejudice to any rights which Licensee may have at law or under this Agreement, the Licensee may also terminate this Agreement by written notice to Licensor (i) if the Licensor, or any other person acting on behalf of the Licensor or under any right privilege or license granted by the Licensor, displays, reproduces or otherwise exploit all or any part of the Marks in a manner inconsistent with or contrary to Section 5 hereof.

If either party becomes subject to either (i) a material order or determination, or a material proceeding or process, whether voluntary or involuntary, by a government or governmental agency, regulatory body, court, or other equivalent governing body (each, a **"Governmental Authority"**), or (ii) any Proceeding (as defined in Section 6(b)), and either party, acting in good faith and on the advice of outside legal counsel, determines that such order or determination, or proceeding or process, or Proceeding, as the case may be, restricts either party' s ability to fulfill their respective obligations hereunder or to continue selling the Products in compliance with this Agreement or Applicable Laws, then either party may, upon 20 days' written notice to the other party, terminate this Agreement.

5. **Exclusivity-** The parties acknowledge and confirm that the license granted hereunder is exclusive to Licensee (even as against Licensor) and that Licensor shall not (directly or indirectly), and shall not grant any other person any right or license to, use, dis play, reproduce or otherwise exploit, in any manner whatsoever, all or any part of the Marks in Canada in connection with:

(a) the development, production, branding, promotion, marketing, packaging, distribution or sale of (A) any good, service, or product which is the same or substantially similar to the Products, or (B) any good, service, or product which is prohibited by Applicable Laws or in respect of which such activities are prohibited by Applicable Laws; or

(b) the development, production, branding, promotion, marketing, packaging, distribution or sale of any good, service, or product, in any manner, without all necessary licenses, permits and authorizations required under Applicable Laws (for greater certainty, including though channels not authorized by Applicable Laws (i.e., the "black market").

(c) Nothing herein restricts the Licensor's use of the Marks in any manner for which the Licensee is not given exclusive right to under this Agreement.

6. **Ownership of Marks** - The Licensee acknowledges the validity of the Marks and that they are the sole property of the Licensor. The Licensee's right to use the Marks is derived solely from this Agreement and the Licensee agrees to comply with all applicable standards and specifications prescribed by the Licensor from time to time, provided however, that the Licensee has received reasonable prior written notice thereof, and provided further that that such standards and specifications shall not be inconsistent with the right, license and privilege granted to the Licensee hereunder, and are reasonably necessary in order to maintain protection of the Marks and the Licensor's interest in the Marks. The Licensee shall not use the Marks as part of the name of any entity or trade name, domain name, or within any prefix, suffix, or other modifying words, terms, designs, or symbols, or in any modified form. The Licensee shall not use the Marks in connection with the sale of any unauthorized product or service other than the Products. The Licensee shall give such notice of trade-mark registration required under Applicable Laws as the Licensor may specify in writing from time to time. The Licensee and the Licensor each acknowledge that the Licensor may use the Marks only in such manner, and to such extent, permitted under this Agreement, provided that any such use shall not be inconsistent with the right, license and privilege granted to the Licensee hereunder. The

Licensee shall not, during or after the Term of this Agreement or the term of any successor agreement, intentionally or recklessly do anything, directly or indirectly, which would infringe upon, harm, mislead or contest the rights of the Licensor in the Marks. Notwithstanding the foregoing anything to the contrary herein, the Licensor agrees and acknowledges that it shall not be a breach of this Agreement if the Licensee independently develop its own trademarks (the **"Cannmart Trademarks"**) on or in connection with the manufacture, sale, distribution, marketing, advertising and other related activities of the Products so long as the Cannmart Trademarks are not identical with, confusingly similar to, clearly derived from, or based on, or that includes any of the Marks. For the avoidance of doubt, Cannmart Trademarks may be used on or in connection with goods and services that are deemed competitive to the cannabis and marihuana products and related accessories of the Licensor.

(a) The Licensor represents and warrants that to the best of its knowledge it has the right to license the Marks in the manner described herein

(b) Infringement. Each party shall immediately notify the other party in writing of any apparent infringement of or challenge to the Licensee's use or the Licensor's ownership of and right to use or license of the Marks and of any challenge or claim by any person of any rights in the Marks or in any similar trade name, trade-mark or logo of which the Licensee becomes aware. The Licensee shall not be entitled to communicate with any person in connection with any such infringement, challenge or claim, provided however, that the Licensor shall promptly and in good faith, give due regard to all reasonable concerns communicated by the Licensee in writing to the Licensor, so as to preserve and protect the right, license and privilege granted to the Licensee hereunder . The Licensor shall have sole discretion and exclusive right to take such action as it deems appropriate to control any litigation, arising out of such infringement, challenge or claim or otherwise relating to the Marks. The Licensor has the right, but not the obligation, to take action against uses by others that constitute infringement of the Marks. In the event the Licensor takes any action to control any action, suit or proceeding (whether administrative, regulatory or otherwise) (collectively, a **"Proceeding"**) arising out of such infringement, challenge or claim or otherwise relating to the Marks, the Licensee shall, at the Licensor's sole cost and expense, execute any and all instruments and documents, render such assistance, and do such acts and things as may, in the opinion of legal counsel to the Licensor, be necessary or advisable to protect and maintain the interests of the Licensor in any such Proceeding, or to otherwise protect and maintain the interest of the Licensor in the Marks. Notwithstanding the foregoing, if the Licensor fails to bring the applicable Proceeding with respect to such infringement, challenge or claim or otherwise relating to the Marks within 90 days following notice by the Licensee or notice of any alleged third party infringement, dilution, or misuse of the Marks or use of confusingly similar marks to any Mark, then the Licensee shall have the right and option (but not the obligation) to bring and control any such Proceeding, by outside legal counsel of its choosing. In such event, the Licensee shall have the right to commence, control, or respond to any such infringement, challenge or claim, and the authority and sole control of the defense or settlement of such challenge or claim. To the extent the Licensee assumes such control, the Licensor shall, at the Licensee's sole cost and expense, execute any and all instruments and documents, render such assistance, and do such acts and things as may, in the opinion of the outside legal counsel of the Licensee, be necessary or advisable to protect and maintain the interests of the Licensee in any such Proceeding, or to otherwise protect and maintain the interest of the Licensee in the Marks.

(c) Substitutions. If there is a claim by any third party that its right to any use of the Marks is superior, or if there is any claim by a Governmental Authority that use of any of the Marks is objectionable or is prohibited, and if the Licensor, acting on the advice of outside legal counsel of reputable standing, determines that such claim is legally meritorious or that it is advisable for the Licensor and/or the Licensee to modify or discontinue the use of any of the Marks, and /or use one or more additional or substitute Marks, then upon written notice from the Licensor,

the Licensee will promptly make such changes and amendments to the Marks as may, in the opinion of such outside legal counsel to the Licensor, be required in the circumstances. The Licensee shall be responsible for any reasonable out-of-pocket expenses incurred by the Licensee in connection with changing any of the Marks. In no event shall the Licensor have any liability to the Licensee for consequential or other damages because of such modification or discontinuance of any of the Marks and the need to substitute other marks for the modified or discontinued Marks.

7. **Product Supply** – The parties agree to source cannabis distillate Products under the Marks from Adastra Labs Holdings Ltd. DBA Adastra Labs Inc. ("Adastra") once Adastra is licensed and capable to deliver the distillate Products. This includes cannabis vaporizing pen cartridges, cannabis tincture bottles and tincture jars, and cannabis syringes. The parties agree to establish a wholesale price for the distillate produced by Adastra that represents an estimated cost plus 20% on a recurring basis and no less frequently than quarterly. If Adastra does not have the capacity or in Licensee's reasonable opinion Adastra is unable to provide a wholesale price for distillate representing cost plus 20%, the Licensee is free to produce or source cannabis distillate Products at its own discretion. The parties agree to source BHO/PHO Concentrate Products under the Marks from the Licensee and Adastra standard processing facilities when they are licensed and capable to deliver BHO/PHO Concentrate Products. On licensing of the Licensee's facility, the parties shall work collaboratively in good faith to establish rolling quarterly demand plans for Products including BHO/PHO Concentrate Products from Licensee and Adastra standard processing facilities. The parties agree to establish a wholesale price for the BHO/PHO Concentrate Products produced by Licensee and Adastra that represents an estimated cost plus 20% on a recurring basis and no less frequently than quarterly. If the quarterly demand plan schedule agreed to by the parties establishes that the Licensee does not wish to produce or have the capacity to produce a particular Product that the Licensor wishes to produce, the Licensor may notify, on 10 business days notice, the Licensee of its intent to produce said cannabis Product in the event that the Licensee declines to agree to production or fails to respond to the notification. In the event that the Licensee declines production or fails to respond to the notification, the Licensor has the right to finance and produce the additional Product (/SKU thereof) at its own expense, receiving financial credit for cost of production of said cannabis Product following sale and payment in respect thereof. For the avoidance of doubt, the Fee structure shall apply to said Licensor produced Product, and shall be not more than the wholesale price of the distillate or BHO/PHO Concentrate Products established by the parties, and such that the Licensee shall be entitled to 50% of the Gross Profit of the Licensor from sales of said Cannabis Product.

8. **Fees**-The Licensee agrees to pay to the Licensor a fee (the **"Fee"**) equal to fifty (50%) percent of the Gross Profit of the Licensee from sales of the Products, payable on a quarterly basis, with the first such Fee being paid as of the quarter ending March 31, 2020.

   (a) **"Gross Profit"** means the total amount of funds actually collected by the Licensee during the applicable quarter from all sales of the Products minus the costs (**"Costs"**) of the Products sold. Costs include the cost of biomass, processing, white labelling, packaging, shipping, taxes, bad debts related to the sale of the Products, any amounts refunded to the Licensee's purchasers and the amount of any discounts offered to the Licensee's purchasers in good faith, provided that Costs shall not include general and administrative expenses, compensation paid to any person, or marketing expenses.

   (b) Reports and Payment. Within 10 days of the end of each quarter, the Licensee shall remit the Fee in respect of such quarter, along with a report setting out the Gross Profit for such quarter, including all funds collected and Costs in such detail as may reasonably be required by the Licensor from time to time.

   (c) Review and Objection. Within 90 days of the Licensee's payment of the Fees, the Licensor shall have the right to request access to the Licensee's records to the extent they relate to the Licensee's calculation of Gross Profit (**"Calculation"**), review such records at the Licensor's expense and

object in writing (**"Objection Notice"**) to the Licensee's Calculation.

(d) Negotiation. If the Licensor objects to the Licensor's Calculation, the Licensee and Licensor shall negotiate to resolve such objections within 30 days of the Objection Notice (the **"Resolution Period"**), and if same is resolved within the Resolution Period, the Calculation with such changes as agreed to in writing by the Licensee and Licensor shall be final and binding.

(e) Independent Accountant. If the Licensee and Licensor fail to reach an agreement before expiration of the Resolution Period, then any amounts remaining in dispute (the **"Disputed Amounts"**) shall be submitted for resolution to an impartial nationally recognized firm of independent chartered professional accountants mutually agreed to by the Licensee and Licensor (the **"Independent Accountant"**) within 30 days of the Resolution Period. The Independent Accountant, acting as an expert and not an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Calculation within 30 days of his or her appointment. If the Licensee and Licensor fail to agree on an Independent Account ant, any one of the Licensee and Licensor may apply to a court of competent jurisdiction for appointment of an Independent Accountant.

(f) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by equally by the parties; provided that if the result of negotiation or determination hereunder result in Fees being understated by 2% or more, then the Licensee shall refund the Licensor of all costs incurred in the process set out in this Section 8.

9. **Marketing** - The Licensee and the Licensor shall fulfill their respective obligations in the marketing plan attached as Schedule "B".

10. **Joint Projects** - In the event the Licensee and the Licensor collaborate to develop new cannabis distillate formulations that are consistent with the Mark's goodwill and incorporated into the Products, they shall jointly confirm cannabis strains and other additives in the cannabis distillate.

11. **Independent Projects** - Nothing in this Agreement shall restrict:

(a) either party's right to independently or with third parties develop cannabis formulations similar to those developed jointly by the parties; and

(b) the Licensee's right to market, sell or distribute generic or other brands of cannabis or marihuana products.

12. **Mutual Representations and Warranties -** Each party hereby represents and warrants to and in favour of, and covenants with, the other party as follows, and acknowledges that the other party is relying upon the following representations, warranties and covenants in connection with its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder:

(a) the party is a corporation validly formed and existing in good standing under the laws of its jurisdiction of formation;

(b) the party has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of the party. This Agreement has been duly and validly executed by the party, and constitutes a valid and binding obligation of the party enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws

affecting creditors generally and by general principles of equity, regardless of whether asserted in a proceeding in equity or law;

(c) the authorization of, execution and delivery of, and the performance by the party of its obligations under this Agreement and every other agreement or document to be entered into or delivered hereunder, will not constitute or result in the violation or breach of or default under, or cause the acceleration of, any obligations of the party under:

(i) any term or provision of the articles, by-laws or other constating documents of the party;

(ii) the terms of any material agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which the party is a party or by which it is bound, except as would not reasonably be expected to have a material adverse effect on the party's ability to perform its obligations under this Agreement;

(iii) any Applicable Law or consent or approval issued by a Governmental Authority, except as would not reasonably be expected to have a material adverse effect on the party's ability to perform its obligations under this Agreement; or

(iv) any term or provision of any order of any court applicable to the party, except as would not reasonably be expected to have a material adverse effect on the party's ability to perform its obligations under this Agreement;

(d) no consent or approval of any Governmental Authority, or filing with or notice to, any Governmental Authority, court or other person, is required in connection with the execution, delivery or performance of this Agreement by the party, except for any such consent, approval, filing or notice that would not have a materially adverse effect on the party's ability to perform its obligations under this Agreement;

(e)the party has conducted and is conducting its business in compliance in all material respects with all Applicable Laws and has held and maintained and will hold and maintain in good standing all necessary licenses, leases, permits, authorizations and other approvals necessary to permit it to conduct its business or to own, lease or operate its properties and assets, except where the failure to obtain any license, lease, perm it, authorization or other approval would not have a material adverse effect on the party;

(f)there are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the party) pending, or to the best of the knowledge of the party after due inquiry, threatened against or affecting the party at law or in equity, or before or by any court or other Governmental Authority, domestic or foreign, that would materially adversely affect the party's ability to perform its obligations under this Agreement; and

(g)there are no Bankruptcy proceedings pending or being contemplated by the party or, to the best of its knowledge after due inquiry, threatened against or affecting the party.

13. Additional Representations, Warranties and Covenants of Licensor

(a) Throughout the term of this Agreement the Licensor covenants and agrees to maintain the Marks as required by law;

(b) Licensor has all necessary rights in and to the Marks necessary to grant the license to Licensee in accordance with the provisions of this Agreement;

(c) the use and display of the all or any portion of the Marks by Licensee pursuant to the provisions of this Agreement will not violate, misappropriate or otherwise infringe the intellectual property

rights or other property rights of any third party; and

(d) the Marks are and shall remain under exclusive control of Licensor during the Term.

14. **Confidentiality- "Confidential Information"** means all of the materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright) provided by either party hereto to the other, including, but not limited to, the following:

(a) Product and patent information, specifications and details;
(b) profits, costs and pricing data, sales policies, marketing plans and strategies and any other information relating to the distribution, sale or supply of the Products;
(c) records and other materials in the form of notes, letters, data, tapes, reference items, models, sketches, blueprints, drawings and writings, in any way relating to any of the above information and any and all copies or extracts thereof; and
(d) any other materials or information related to the business of each party which is not generally known to others;

The parties agree to:

(a) keep in confidence all Confidential Information and not, directly or indirectly, disclose any Confidential Information to any person whatsoever;
(b) not, directly or indirectly, use any Confidential Information for my own benefit or for the benefit of any person or business whatsoever; and
(c) not, directly or indirectly, use or copy any Confidential Information for any reason, except with the consent of the other party.

Confidential Information shall not include, however, any information that: (a) is now or subsequently becomes generally available to the public through no fault of Licensee, (b) Licensee can demonstrate was rightfully in Licensee's possession, without obligation of nondisclosure, prior to disclosure pursuant to this Agreement; (c) is independently developed without the use of any Confidential Information; or (d) is rightfully obtained from a third party who has the right, without obligation of nondisclosure, to transfer or disclose such information .

15. **Non-Solicitation -** During the Term of this Agreement and for a period of two years following the termination or expiration of this Agreement, neither party shall solicit any employees or contactors of the other who were involved in the performance of such party' s obligations hereunder. Notwithstanding the foregoing, a general advertisement for employment shall not be considered a breach hereof .

16. **Indemnity** - The Licensor shall indemnify and hold the Licensee, its officers, directors and employees harmless from and against any and all liability, loss, damage, cost or expense (including without limitation, actual legal fees, HST, disbursements and court costs), whatsoever which the Licensee may incur, suffer or be required to pay pursuant to any claim arising directly or indirectly as a result of, the Licensee's or the Licensor's use of the Marks as permitted by this Agreement.

17. **Cumulative Rights -** The rights of the Licensor and the Licensee hereunder are cumulative and no exercise or enforcement by the Licensor or the Licensee of any right or remedy hereunder shall preclude the exercise or enforcement by the Licensor or the Licensee of any other right or remedy hereunder of which the Licensor or the Licensee is otherwise entitled by law to enforce.

18. **Independent parties -** The parties are and will at all times remain independent and are not and shall not represent themselves to be the agent, joint venturer, franchisee, partner or employee of the other. No representations will be made or acts taken by either party which could establish or imply any apparent relationship of agency, joint venture, or employment and neither party shall be bound in

any manner whatsoever by any agreements, warranties or representations made by the other party to any other person nor with respect to any other action of the other party.

19. **Successors And Assigns -** This Agreement may be assignable by the Licensor to Adastra Labs Holdings Ltd. **("Adastra")**, provided that it causes Adastra to be bound by this Agreement. This Agreement may be assignable by the Licensee to Cannmart Inc. This Agreement shall enure to the benefit of and be binding upon the Licensor and the Licensee and their respective legal representatives, successors and permitted assigns.

20. **Compliance with Laws** - The Licensee and the Licensor shall comply with all applicable laws, regulations and rules imposed by any municipal, regional, provincial or federal governments and their agencies, authorities, branches, departments, commissions or boards, having or claiming jurisdiction over the Licensee and the Licensor (**"Applicable Laws"**).

21. **Survival -** All obligations of the Licensor and the Licensee which expressly or by their nature survive termination or expiration of this Agreement shall continue in full force and effect subsequent to and notwithstanding such termination or expiration and until they are satisfied or by their nature expire. This Agreement survives a change in control by either the Licensor or Licensee.

22. **Notice -** All written notices, consents, approvals and payments (herein referred to as a **"Notice"**) permitted or required to be given or made hereunder shall be deemed to be sufficiently and duly given or made if delivered personally or if sent by prepaid registered mail posted in Canada or if transmitted by electronic mail, if to the Licensor addressed as follows:

1204581 B.C. Ltd.
704-595 Howe Street
Vancouver, BC, V6C 2T5

Attention: Christopher J. Morrison

and if to the Licensee addressed as follows:

CannMart Labs Inc.
7 Canso Street
Etobicoke, ON, M9W 1C3

Attention: Daniel Stern

Any Notice other than payment so given shall be deemed to have been given and received on the date of delivery or on the fifth (5th) business day of mailing of the same or on the day of transmission by electronic mail. Any payment shall be deemed to have been made on the date of delivery of same to the addressee. Any party from time to time by Notice may change its address for the purpose of this Agreement. In the event of actual or threatened disruption of postal service, Notices shall be delivered or sent by electronic mail.

23. **Entire Document** - This Agreement and any documents incorporated by reference herein constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions with respect to the subject matter hereof whether oral or written, including the term sheet executed by the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by authorized officers of the licensor and the Licensee .

24. **Applicable Law** - This Agreement shall be governed by and construed in accordance with the laws of

the Province of British Columbia and the federal laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

25. **Severability of Provisions** -The invalidity or unenforceability of any provisions of this Agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained and any such invalid provision or covenant shall be deemed to be severable.

26. **Counterparts -** This agreement may be executed in counterparts.

27. **Arbitration.** Any dispute or claim between the Licensor and Licensee under this Agreement or arising out of or in connection with the interpretation of or performance of the terms hereof shall be submitted to binding arbitration before a single arbitrator mutually acceptable to the parties, or if the parties are unable to reach such agreement by such panel of three (3) arbitrators, in each case in accordance with the ruled of the British Columbia International Commercial Arbitration Centre, as amended from time to time. In the case of a panel of three arbitrators, such panel shall be composed of one (1) arbitrator selected by each party with the third arbitrator being selected by the other two (2) arbitrators. The arbitration proceedings shall be undertaken in as expeditious a manner as possible. The arbitration proceedings shall take place in Vancouver, British Columbia. Judgment upon any award rendered by the arbitrator or the panel, as the case may be, shall be entered into any court having competent jurisdiction without any right of appeal. Each party shall pay its own expenses of arbitration, and the expenses of the arbitration process and the arbitration proceeding shall be shared equally. However, if in the opinion of a majority of the arbitrator or the panel, as the case may be, any claim or defense was unreasonable, then the arbitrator(s) may assess, as part of the award, al I or any part of the arbitration expenses of the other party (including reasonable attorneys' fees and costs) and of the arbitrators and the arbitration proceeding.

|SIGNATURE PAGE FOLLOWS|

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

1204581 BC LTD.

/s/ Christopher J. Morrison

Christopher J. Morrison, Director
I have authority to bind the corporation

CANNMART LABS INC.

/s/ Daniel Stern

Daniel Stern, President
I have authority to bind the corporation

SCHEDULE "A"
LICENSED MARKS

The following trademarks and word marks filed by or owned by the Licensor with the Canadian Intellectual Property Office:

Type	Application Number	Title and/or Description	Jurisdiction	Date of Filing
Design Trademark	1,873,045		Canada	December 14, 2017
Word Trademark	1,873,037	PHYTO EXTRACTIONS	Canada	December 14, 2017
Word Trademark	1,860,385	PHYTO EXTRACTS	Canada	December 14, 2017
Design Trademark	1,877,245	Cross Design	Canada	December 14, 2017
Design Trademark	1,872,518	Hexagonal Design	Canada	December 14, 2017
Word Trademark	1,876,077	#PLAYWITHFIRE	Canada	December 14, 2017
Design Trademark	1,876,081	FIRE STICK 2.0 #PLAYWITHFIRE & Design	Canada	December 14, 2017
Design Trademark	1,876,079	Fire Stick 2.0 Design	Canada	December 14, 2017
Word Trademark	1,876,080	FIRESTICK 2.0	Canada	December 14, 2017
Design Trademark	1,876,062	Flaming Teardrop Design	Canada	December 14, 2017

Type	Application Number	Title and/or Description	Jurisdiction	Date of Filing
Design Trademark	1,876,070	LIVE RESIN Design	Canada	December 14, 2017
Design Trademark	1,876,072	LIVERESIN #PLAYWITHFIRE & Design	Canada	December 14, 2017
Design Trademark	1,876,075	SHATTER 2.0 #PLAYWITHFIRE & Design	Canada	December 14, 2017
Design Trademark	1,876,076	Shatter Design	Canada	December 14, 2017
Design Trademark	1,876,068	THC DISTILLATE #PLAYWITHFIRE & Design	Canada	December 14, 2017
Design Trademark	1,876,067	THC Distillate Design	Canada	December 14, 2017

SCHEDULE "B"
MARKETING PLAN

The Licensee is not required to undertake any marketing obligations, including but not limited to no in-store promotions or education.